UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MYOMO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Myomo Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Myomo, Inc. (the “Company”) to be held on Wednesday, June 5, 2019 at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

At this year’s Annual Meeting, our stockholders will be asked to: (1) elect the two nominees for Class II directors each of whom who is named in the Proxy Statement; (2) ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and (3) transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof). The Board of Directors unanimously recommends that you vote FOR the election of the director nominees, and FOR the ratification of the appointment of Marcum LLP.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxydocs.com/MYO. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2018. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the proxy materials and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Thank you for your ongoing support of and continued interest in Myomo.

Sincerely,

Paul R. Gudonis

President and Chief Executive Officer

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2019

Notice is hereby given that Myomo, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 5, 2019 at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, to accomplish the following purposes:

•

elect two Class II directors, namely Steve Sanghi and Amy Knapp, to hold office until the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier resignation or removal;

•	ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time, and check-in will begin at 8:30 a.m. Eastern Time. Only stockholders of record at the close of business on April 8, 2019 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 8, 2019 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2018. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2018. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

Paul R. Gudonis

President and Chief Executive Officer

Cambridge, MA

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Myomo 2019 Annual Meeting of Stockholders to Be Held on June 5, 2019: The Notice of 2019 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.proxydocs.com/MYO. To obtain directions to the offices of the Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 in order to attend the annual meeting in person, please visit the “Investors—News and Events” section of our website at www.myomo.com or contact Investor Relations at (646) 863-6274.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2019

GENERAL INFORMATION

Our board of directors has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the board of directors’ solicitation of proxies for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting will be held at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. We made this Proxy Statement available to stockholders beginning on April 26, 2019.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 26, 2019.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 5, 2019: This proxy statement, the accompanying proxy card or voting instruction card and our 2018 Annual Report on Form 10-K are available at www.proxydocs.com/MYO.

In this Proxy Statement the terms the “Company,” “we,” “us,” and “our” refer to Myomo, Inc. The mailing address of our principal executive offices is Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142.

Record Date:	April 8, 2019

Quorum:	A majority of the shares of outstanding stock entitled to vote on the record date must be present in person, by remote communication, if applicable or represented by proxy duly authorized to constitute a quorum.

Shares Outstanding:	17,097,816 shares of common stock outstanding as of April 8, 2019.

Voting:	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)	By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3)	By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)	In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 4, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of Class II directors, the two nominees receiving the highest number of affirmative votes entitled to vote and cast will be elected as a director.

For Proposal Two, a majority of the votes present in person, by remote communication (if applicable) or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter is required to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Effect of Abstentions and Broker Non-Votes	Abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have effect of a vote against the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Marcum LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for Class II director, and for the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, Attn: Investor Relations, or call (646) 863-6274, or email IR@myomo.com.

If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE ELECTION OF CLASS II DIRECTORS

Number of Directors; Board Structure

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Our board of directors consists of seven members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the 2021 Annual Meeting. The term of the Class II directors expires at the Annual Meeting and the term of the Class III directors expires at the 2020 Annual Meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the board of directors, ages and positions as of April 8, 2019:

Name	Age	Position
Directors whose terms will expire at the 2019 Annual Meeting
Steve Sanghi(1)(3)	63	Director
Amy Knapp(1)(3)	63	Director

Directors whose terms will expire at the 2020 Annual Meeting
Thomas F. Kirk(2)(3)	73	Lead Independent Director
Paul R. Gudonis	65	President, Chief Executive Officer and Chairman of the Board of Directors
Directors whose terms will expire at the 2021 Annual Meeting
Thomas A. Crowley, Jr.(1)(2)	72	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated Steve Sanghi and Amy Knapp. for election each as a Class II director to serve for a three-year term ending at the 2022 annual meeting or until his or her successor is elected and qualified. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of the nominee. If a nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may not vote for a substitute nominee and instead leave a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

The biographies of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The NYSE American (“NYSE American”). The Company has determined that, with the exception of Mr. Gudonis, our President and Chief Executive Officer, all of our other directors qualify as “independent” directors.

Nominees for Election for a Three-Year Term Ending at the 2022 Annual Meeting

Steve Sanghi Mr. Sanghi has been a member of our board of directors since October 2016. He has served as Chief Executive Officer of Microchip Technologies, a manufacturer of microcontroller, memory and analog semiconductors, since October 1991, and Chairman of its board of directors since October 1993. In June 1995, Mr. Sanghi received an Arizona Entrepreneur of the Year award. He is co-author of the book “Driving Excellence: How the Aggregate System Turned Microchip Technology from a Failing Company to a Market Leader (Wiley; April 2006),” along with Michael J. Jones, Microchip’s former head of human resources. Earlier in his career, Mr. Sanghi was Vice President of Operations at Waferscale Integration, Inc., a semiconductor company, from 1988 to 1990. Mr. Sanghi was employed by Intel Corporation from 1978 to 1988, where he held various positions in management and engineering, the most recent serving as General Manager of Programmable Memory Operations. Mr. Sanghi is currently a member of the board of directors of Mellanox Technologies, LTD. Mr. Sanghi’s past boards of director’s service includes Hittite Microwave, Xyratex, Ltd., Chairman of the Board of FlipChip International, Adflex Solutions, Artisoft Inc., and Vivid Semiconductor. He has also served as a member of the board of trustees of Kettering University in Flint, Michigan, and as a member of the board of FIRST ® (For Inspiration and Recognition of Science and Technology) Robotics. Mr. Sanghi holds a MS degree in Electrical and Computer Engineering from the University of Massachusetts, and a BS degree in Electronics and Communication from Punjab University, India. We believe Mr. Sanghi’s executive experience and prior board leadership positions provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Amy Knapp has been a member of our board of directors since July 2016. Ms. Knapp brings 35 years of experience in healthcare, working for health plans and health insurance companies. In July 2016, Ms. Knapp co-founded Indigo Inc., a start-up offering a whole person retirement planning service using sophisticating matching technology and the most recent science about the role of purpose in a healthy life. Since September 2016 she has served as consultant and advisor to the CEO of Zipongo, a digital nutrition platform based in San Francisco, working on developing Zipongo’s strategic partnership with Google. She is also a director of Wellpass, a text based digital health and wellness company based in New York since June 2015. From April 2014 until January 2015, Ms. Knapp served as a consultant at Alere Health, Inc., a solution provider for wellness and prevention care management and specialized interventions designed to improve health outcomes, where she focused on developing product and revenue diversification strategies and executing partnerships. Since October 2013, Ms. Knapp has worked with the Google Food Innovation Lab, where she focuses on recruiting subject matter experts in healthcare finance, delivery and markets. Ms. Knapp has also served as a consultant to numerous companies since January 2013. From January 2010 to January 2012, Ms. Knapp served as an

International Vice President to Jazz at Lincoln Center, a department of Lincoln Center for the Performing Arts. From November 1998 to July 2018, Ms. Knapp served as Regional CEO for United Healthcare’s Northeast and Southeast health plan operations as well as National President for United Healthcare’s middle market segment. Since 2008, Ms. Knapp has served on the boards of directors of Mt. Sinai Medical Center located in Miami Beach, Florida and Affinity Health Plan, a Medicaid health plan located in the Bronx, New York. Ms. Knapp holds a BA degree from Pomona College, Claremont, California and an MBA degree from the University of Southern California. We believe Ms. Knapp’s executive experience, management experience and substantive experience working with companies in the health industry provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our board of directors.

Directors Continuing in Office Until the 2020 Annual Meeting

Thomas F. Kirk has been a member of our board of directors since September 2014 and lead independent director since October 2016. Mr. Kirk has been the Chief Executive Officer and a member of the board of directors of American Surgical Professionals since June 2013. Mr. Kirk was the Chief Executive Officer of Hanger Orthopedic Group, Inc. from March 2008 until May 2012 and served as its Chief Operating Officer from January 2002 to February 2008. Mr. Kirk also served as a Director on Hanger’s Board from January 2002 to May 2014. From September 1998 to January 2002, Mr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company that was retained by Hanger in 2001 to facilitate its reengineering process. From May 1997 to August 1998, Mr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full-service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to October 1987, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Mr. Kirk holds a Ph.D. degree in strategic planning/marketing and an MBA degree in finance from the University of Pittsburgh. He also holds a BS degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer. We believe Mr. Kirk’s experience in leading management teams in finance, strategic planning and business development provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Paul R. Gudonis has been our Chairman of the board of directors since August 2016 and our Chief Executive Officer and a director of our company since July 2011. Mr. Gudonis was also appointed President in February 2017. He brings 30 years of experience in launching new technology-based products and services to our company. His career spans the fields of software, telecommunications, Internet services, and robotics. Prior to joining our company, Mr. Gudonis served as President at FIRST Robotics from October 2005 until June 2010. Prior to his position at FIRST, Mr. Gudonis was the Chief Executive Officer of Centra Software, Inc., from August 2003 until April 2005. Mr. Gudonis was also the Chief Executive Officer of Genuity, Inc. from January 2000 until March 2003. He has also served as Chairman of the Massachusetts High Tech Council. Mr. Gudonis is a member of the Dean’s Advisory Council at his alma mater, Northwestern University’s McCormick School of Engineering, where he earned his degree in electrical engineering. At McCormick, he serves on advisory boards of the Biomedical Engineering Department and NUvention medical device innovation program. He also earned his MBA degree from Harvard University. We believe Mr. Gudonis’s academic executive experience, engineering background and substantive experience in growing early stage ventures provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Directors Continuing in Office Until the 2021 Annual Meeting

Thomas A. Crowley, Jr. has been a member of our board of directors since March 2012. Mr. Crowley has served on the board of Vertical Spine, LLC since July 2011. He has also served on the board of Cascade Medical Enterprises, LLC since January 2008. He also served as Chairman of Core Essence Orthopedics, Inc. from March 2011 until March 2012. Mr. Crowley was a board member of Aircast, LLC from September 2003 until May 2006 and was a board member of and Freedom Innovations from March 2011 until June 2013, and member of the Corporate Advisory Council and American Society for Surgery of the Hand from January 2010 and December 2011, respectively. Prior to his current role, Mr. Crowley was also President of Small Bone Innovations, Inc. from February 2008 until February 2011. He also served as Managing Director—Healthcare Investment Banking at Friedman Billings Ramsey from September 2006 until January 2008. Mr. Crowley holds a BA from Fairfield University, an MS, Columbia University School of Business, and is a Graduate, U.S. Army Command and General Staff College, Ft. Leavenworth, KS. We believe Mr. Crowley’s executive experience, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Executive Officers

The following presents our current executive officers and their respective ages and positions as of April 26, 2019:

Name	Age	Position
Paul R. Gudonis	65	President, Chief Executive Officer and Chairman of the Board of Directors
David A. Henry	57	Chief Financial Officer
Micah J. Mitchell	43	Chief Commercial Officer
Jonathan Naft	55	Vice President and General Manager
Clifford J. Conneighton	69	Chief Marketing Officer
Dr. Brandon Green	37	Chief Medical Officer

See the section of this Proxy Statement captioned “—Directors Continuing in Office Until the 2020 Annual Meeting for Mr. Gudonis biography.

David A. Henry has been our Chief Financial Officer since February 2019. Mr. Henry brings over 30 years of financial leadership and management experience in high technology manufacturing companies. From April 2004 to July 2007 he was Chief Financial Officer of AMI Semiconductor, a NASDAQ listed company. From July 2007 through June 2017, Mr. Henry was Chief Financial Officer of American Semiconductor Corporation, a NASDAQ listed company. From August 2017 until February 2019, he was Chief Financial Officer of Eos Energy Storage LLC, a privately-held company manufacturer of grid-scale energy systems for utilities and renewable project developers. Mr. Henry is a CPA, earned his MBA from Santa Clara University and his BS in Business Administration from the University of California, Berkeley.

Micah J. Mitchell has been our Chief Commercial Officer since July 2018. Prior to joining our company, from June 2016 to December 2018, Mr. Mitchell served as Vice President, N.A. Commercial Operations and Business Development for Invacare Corporation (NYSE: IVC), a durable medical equipment manufacturer and distributor. From March 2015 to June 2016, he was a Regional Vice President for Numotion, a privately-held provider of individually configured, medically necessary mobility products and services. Micah was the Managing Member for Wheelchair Vans, LLC, a wheelchair accessible van rental and sales business, which he started in December of 2011 and ran until June 2015. From 2008 to 2012, he served as Director of Sales at Alliance Seating & Mobility, a privately-held custom wheelchair business. Micah is currently on the Board of Directors for Backbones, Inc, a 501(c )(3) nationwide social support group for those with spinal cord injuries. Mr. Mitchell has an MBA from the McCombs School of Business at the University of Texas at Austin and a BS in Economics from Baylor University.

Jonathan Naft has been our General Manager since April 2012. Prior to working with our company, Mr. Naft was the president of Geauga Rehabilitation Engineering (GRE), an O&P practice, which he founded. Mr. Naft is an experienced member of the O&P community and has been recognized by the American Academy of Orthotic and Prosthetics with the Tamarack Prize, and the Clinical Creativity Awards. Mr. Naft is also an examiner for the American Board for Certification in Orthotics and Prosthetics and is a past President for the Ohio Academy of Orthotists and Prosthetists. He is a graduate of The Ohio State University College of Engineering and from Northwestern University’s Prosthetic-Orthotic Center.

Clifford J. Conneighton has been our Chief Marketing Officer since August 2017 and served as a marketing consultant to our company since January 2017. Prior to joining our company, since July 2014, Mr. Conneighton served as marketing consultant and interim Chief Marketing Officer for a variety of software and internet companies. From 2012 to 2014, he served as Chief Marketing Officer for Hybris, a privately-held enterprise software company which was acquired by SAP, Inc. From 2010 to 2012, Mr. Conneighton served as Chief Strategy Officer of Elastic Path Software, a privately-held enterprise software company. From 2008 to 2010, he served as a business strategy consultant to Oracle. From 2003 to 2008, he served as Chief Marketing Officer for ATG, a public enterprise software company which was acquired by Oracle. In 1997, Mr. Conneighton co-founded Icoms, a venture-funded cloud-based commerce service provider and served as its Chief Executive Officer until 2001. From 1995 to 1997, Mr. Conneighton served as Vice President of Marketing for BBN Planet, an internet services company. From 1992 to 1994, Mr. Conneighton served as Senior Director of Marketing for Lotus Notes at Lotus Development Corporation. From 1989 to 1992, Mr. Conneighton served as a Vice President and Service Director for Gartner, Inc., an IT advisory and consultancy firm. Previously, Mr. Conneighton spent 10 years in marketing and product management at Digital Equipment Corporation and 7 years in engineering and product management at Texas Instruments. He earned a BS and MS in Systems Engineering at Case Western Reserve University.

Dr. Brandon Green has been our Chief Medical Officer since July 2017. He is a licensed physician and a board-certified prosthetist trained in general surgery at the Cleveland Clinic, physical medicine/rehabilitation at Tufts Medical Center, and prosthetics at Northwestern University. Dr. Green served as the Medical Director of United Prosthetics in Boston from July 2012 until becoming the full-time Chief Medical Officer at our company in July 2017. As Medical Director at United, he oversaw the restructuring of the prior authorization and appeals process in order to improve demonstration of medical necessity for O&P care and multidisciplinary coordination between members of the patient’s care team. Dr. Green is a frequent lecturer on O&P care to physician and patient groups, has routinely consulted for insurers looking to update their general O&P policies, and is experienced in providing direct medical/prosthetic care as well as hands-on technical fabrication of devices, sub-specializing in upper limb prosthetic rehab. Dr. Green received his BS in Biology at University of Arkansas and his Doctor of Osteopathic Medicine at Oklahoma State University.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held five regular meetings in 2018. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they then served, which were held during 2018, except Mr. Sanghi who missed one of the two nominating and corporate governance committee meetings. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.myomo.com.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and, without prior approval, derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

Independence of the Board of Directors

Our board of directors has determined that Messrs. Kirk, Crowley and Sanghi and Ms. Knapp satisfy the requirement for independence set out in Section 803 of the NYSE American rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE American rule referenced above. A majority of the members of our board of directors is independent under NYSE American rules.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company’s success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the Board and the needs of the board of directors and the respective committees of the board of directors, such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Securityholder and Interested Party Communications

The board of directors provides to every securityholder and interested party the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for securityholder and interested party communication. For a communication directed to the board of directors as a whole, securityholders and interested parties may send such communication to the attention of the Chair of the Board of Directors via U.S. Mail or Expedited Delivery Service to: Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, Attn: Chair of the Board of Directors.

For a communication directed to an individual director in his capacity as a member of the board of directors, securityholders and interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such communication to each director, and the Chair of the Board in his capacity as a representative of the board of directors, to whom such communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors currently believes that our company is best served by combining the roles of Chairman of the Board and Chief Executive Officer. Our board of directors believes that as Chief Executive Officer, Mr. Gudonis is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

Our board of directors has appointed Mr. Kirk to serve as our lead independent director. As lead independent director, Mr. Kirk presides over meetings of our independent directors, serves as a liaison between our chairman of the board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our chief financial officer provides reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our chief financial officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our board of directors has established three standing committees–audit, compensation and nominating and corporate governance–each of which operate under a charter that has been approved by our board. We have appointed persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of the NYSE American. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our board of directors (copies of which can be found on our website by visiting www.myomo.com and clicking through “News & Investors” and “Corporate Governance”). During the fiscal year ended December 31, 2018, the audit committee met five times, the compensation committee met four times and the nominating and corporate governance committee met two times.

Board and Committee Evaluations

The nominating and corporate governance committee oversees the regular Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. The resulting information was compiled and summarized and then reviewed and discussed at a subsequent Board meeting. The nominating and corporate governance committee establishes the Board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

Audit Committee

We have a separately designated standing audit committee of our board of directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of three of our independent directors: Amy Knapp, Thomas Crowley and Steve Sanghi. Ms. Knapp is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” within the meaning of the rules of the NYSE American and the SEC, including for audit committee purposes, and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE American. In addition, our board of directors has determined that Ms. Knapp is an “audit committee financial expert” as defined by the SEC. Our audit committee operates under a written charter. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal accounting function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal accounting staff, registered public accounting firm and management;

•	reviewing and approving or ratifying related party transactions; and

•	preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee are Thomas Crowley and Thomas Kirk. Mr. Crowley is the Chair of the compensation committee. If re-elected, Ms. Knapp will join the compensation committee in 2019. Our board of directors has determined that each of the members of the compensation committee is “independent” within the meaning of the rules of the NYSE American. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing evaluations of our senior executives;

•	review and assess the independence of compensation advisers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Thomas Kirk, Steve Sanghi and Amy Knapp. Mr. Kirk is the Chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE American. Our nominating and corporate governance committee operates under a written charter. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of board members.

Our board of directors may from time to time establish other committees.

Director Compensation

The following table presents the total compensation for each person who served as a member of our board of directors during the year ended December 31, 2018. Total compensation for Mr. Gudonis for services as an employee is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(1)	Total ($)
Thomas A. Crowley, Jr.(2)	$25,000	$45,000	$70,000
Thomas F. Kirk(3)	$25,000	$45,000	$70,000
Amy Knapp(4)	$25,000	$45,000	$70,000
Steve Sanghi(5)	$20,000	$45,000	$70,000

(1)

Amounts reported in this column reflect the grant date fair value of stock awards granted to the Directors in 2018, calculated in accordance with FASB ASC Topic 718. The assumptions used to value the restricted stock awards are set forth in Note 9 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)	As of December 31, 2018, Mr. Crowley held options to purchase 27,665 shares of common stock and 4,983 unvested shares of restricted stock.
(3)	As of December 31, 2018, Mr. Kirk held options to purchase 15,920 shares of common stock and 4,983 unvested shares of restricted stock.
(4)	As of December 31, 2018, Ms. Knapp held options to purchase 14,358 shares of common stock and 4,983 unvested shares of restricted stock.
(5)	As of December 31, 2018, Mr. Sanghi held options to purchase 14,358 shares of common stock and 4,983 unvested shares of restricted stock.

We issued 9,966 shares of restricted stock to each of our directors on June 19, 2018, which awards vest quarterly through June 30, 2019, subject to each such director’s continued service. Each of our directors also received an annual cash retainer of $20,000, paid quarterly, and each director is also eligible to receive an additional annual cash retainer of $5,000 for service as a committee chair.

PROPOSAL TWO RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Marcum LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. Marcum LLP has audited our financial statements since 2015.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of Marcum LLP. A majority of the votes present in person, by remote communication (if applicable) or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter is required in order to ratify the appointment of Marcum LLP. In the event that the required majority do not ratify this appointment of Marcum LLP, we will review our future appointment of Marcum LLP.

We expect that a representative of Marcum LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its chairman to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Marcum LLP for audit, audit-related, tax and all other services rendered for 2018 and 2017:

Fee Category	2018	2017
Audit Fees	$168,573	$447,154
Audit-Related Fees	—	2,975
Tax Fees	—	—
All Other Fees	—	2,097

Total Fees	$168,573	$452,226

Audit Fees. Audit fees consist of fees billed for the audit of our annual financial statements, the review of the interim financial statements, and related services that are normally provided in connection with registration statements. Included in the 2018 audit fees is approximately $35,000 of fees billed in connection with an equity-incentive plan registration statement filed in June 2018 and a shelf registration statement filed in July 2018.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance and tax advice, including the review and preparation of our various jurisdictions’ income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the Board of Directors (the “Board”) of Myomo, Inc. (the “Company”). The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the NYSE American. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. The Board has designated Ms. Knapp as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s financial statements for 2018 and met with management, as well as with representatives of Marcum LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The audit committee also discussed with members of Marcum LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the audit committee received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Marcum LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited financial statements for 2018 be included in its Annual Report on Form 10-K for 2018.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee

Amy Knapp (Chairperson)

Thomas A. Crowley, Jr.

Steve Sanghi

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the total number and percentage of our shares of common stock that were beneficially owned on March 1, 2019 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of March 1, 2019. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, the applicable percentage ownership is based on 17,083,715 shares of common stock outstanding as of March 1, 2019, including any shares that such person or persons has the right to acquire within 60 days of March 1, 2019 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Paul R. Gudonis(1)	578,166	3.4%
Ralph A. Goldwasser(2)	127,515	*
Jonathan Naft(3)	131,298	*
Thomas A. Crowley, Jr.(4)	33,964	*
Thomas F. Kirk(5)	156,233	*
Amy Knapp(6)	20,657	*
Steve Sanghi(7)	1,068,967	6.1%
Executive officers and directors as a group (12 persons)(8)	2,266,435	12.6%
Beneficial Owners of 5% of our Common Stock	—	—

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 471,782 shares of common stock, (ii)75,260 shares of common stock issuable upon the exercise of stock options, (iii) 2,812 shares of common stock to be issued in conjunction with vested restricted stock units, (iv) 18,312 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (v) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 8,438 restricted stock units, which will not vest within 60 days of March 1, 2019 and 31,823 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of March 1, 2019.

(2)

Mr. Goldwasser is our former Chief Financial Officer, who retired from the company on February 18, 2019. Amount consists of (i) 67,203 shares of common stock, (ii) 43,125 shares of common stock issuable upon the exercise of stock options, iii) 2,187 shares of common upon to be issued in conjunction with vested restricted stock units, and (iv) 15,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 6,563 restricted stock units, which will not vest within 60 days of March 1, 2019 and 15,000 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of March 1, 2019.

(3)

Consists of (i) 93,984 shares of common stock, (ii) 27,314 shares of common stock issuable upon the exercise of stock options, and (iii) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement. This amount does not include 7,500 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of March 1, 2019.
(4)

Consists of (i) 8,790 shares of common stock, and (ii) 22,682 shares of common stock issuable upon the exercise of stock options, and (iii) 2,492 shares of common stock to be issued in conjunction with vested restricted stock units This amount does not include 2,491 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of March 1, 2019.

(5)

Consists of (i) 100,440 shares of common stock, (ii) 10,937 shares of common stock issuable upon the exercise of stock options, (iii) 2,492 shares of common stock to be issued in conjunction with vested restricted stock units, (iv) 12,364 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (v) 20,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (vi) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 2,491 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of March 1, 2019.

(6)

Consists of (i) 8,790 shares of common stock, (ii) 9,375 shares of common stock issuable upon the exercise of stock options, and (iii) 2,492 shares of common upon to be issued in conjunction with vested restricted stock units. This amount does not include 2,491 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of March 1, 2019.

(7)

Consists of (i) 557,303 shares of common stock, (ii) 9,375 shares of common stock issuable upon the exercise of stock options, iii) 2,492 shares of common upon to be issued in conjunction with vested restricted stock units. (iv) 154,559 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (v) 95,238 shares of common stock issuable upon the exercise of warrants issued in conjunction with a private placement, and (vi) 250,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 2,491 shares of common stock issuable upon the vesting of restricted stock units, which will not vest within sixty days of March 1, 2019.

(8)

Consists of (i) 1,390,496 shares of common stock, (ii) 257,772 shares of common stock issuable upon the exercise of stock options, iii) 14,967 shares of common upon to be issued in conjunction with vested restricted stock units. (iii) 192,962 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, (iv) 125,238 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement, and (v) 285,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with our follow-on offering. This amount does not include 13,334 shares of restricted stock and 59,965 restricted stock units, which do not vest within 60 days of March 1, 2019 and 161,823 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of March  1, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports for 2018 were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers, for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Paul Gudonis,	2018	240,000				167,392	126,000	(2)	4,200	(5)	537,592
Chief Executive Officer	2017	186,333			—	—	109,227	(3)	3,600	(4)	299,160
Ralph A. Goldwasser (6)	2018	200,000				83,696	115,000	(2)	—		398,696
former Chief Financial Officer	2017	100,000	91,023	(4)	67,500	11,290	—		—		269,813
Jonathan Naft,	2018	200,000			—	41,848	115,000	(2)	—		356,848
General Manager—O&P Division	2017	153,778			—	—	91,023	(3)	—		244,801

(1)

Amounts reflect the aggregate grant date fair value of stock options awarded to the named executive officer in the year ended December 31, 2018 and 2017, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the named executive officer may realize upon exercise of these stock options.

(2)

Represents bonuses paid to the named executive officers with respect to performance in 2018. A portion of the bonuses ($36,000, $30,000 and $30,000 for each of Mr. Gudonis, Mr. Goldwasser and Mr. Naft, respectively) were paid in the form of fully-vested restricted stock units granted on January 23, 2019.

(3)

Represents bonuses paid to the named executive officers with respect to performance in 2017. A portion of the bonuses ($87,000 and $82,500 for each of Mr. Gudonis and Mr. Naft, respectively) were paid in the form of fully-vested restricted stock units granted on January 2, 2018.

(4)

Represents a bonus paid to Mr. Goldwasser at the discretion of the compensation committee. Of this amount, $82,500 was paid in the form of fully-vested restricted stock units granted on January 2, 2018.

(5)	Consists of payments paid by us for a parking pass.
(6)	Mr. Goldwasser was a part-time employee in 2017, and became a full-time employee on January 3, 2018. He retired from the Company effective February 18, 2019.

Narrative Disclosure to Summary Compensation Table

Our compensation committee reviews compensation annually for all employees, including our executives. In setting executive base salaries and annual incentives and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short -and long-term results that are in the best interests of our stockholders, and a long-term commitment to us.

Our compensation committee is responsible for determining the compensation for all our executive officers. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives. We also review the compensation practices for other publicly traded companies in similar industries and of similar market capitalization. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer.

Base Salary

Each named executive officer’s base salary noted above is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience.

Annual Performance Bonuses

Our annual performance bonus program is intended to reward our named executive officers for meeting objective or subjective individual and/or company-wide performance goals for a fiscal year.

Long Term Equity Incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.

Employment Agreements

Paul R. Gudonis:

On December 23, 2016, we entered into a new employment agreement with Mr. Gudonis, which we refer to as the Gudonis Agreement, pursuant to which Mr. Gudonis agreed to continue serving us as our chief executive officer. Mr. Gudonis’ initial annual base salary under the Gudonis Agreement of $120,000 was increased to $240,000 in June 2017. During the term, Mr. Gudonis is eligible to receive an annual bonus of up to 50% of his base salary, with the actual amount to be determined by the board of directors and the compensation committee based upon Mr. Gudonis and us meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the board of directors.

As set forth in the Gudonis Agreement, Mr. Gudonis’ employment is at will, with an initial three (3) year term that may be renewed upon the consent of the parties. If the parties decide not to renew the Gudonis Agreement but to continue to work together in an employment relationship, Mr. Gudonis’ employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. In the case of termination without cause, then we are required to pay to Mr. Gudonis (i) his base salary for twelve months plus a pro-rata portion of his bonus for the year, to be paid at the usual time bonuses are paid, (ii) if Mr. Gudonis was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Gudonis a monthly cash payment for twelve (12) months or Mr. Gudonis’ COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Gudonis if he had remained employed by us, and (iii) all stock options and other stock-based awards held by Mr. Gudonis which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable. The payment by us of Mr. Gudonis’ base salary may be made either by a lump sum or in equal installments. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Gudonis shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination.

Ralph A. Goldwasser:

On March 9, 2018, we entered into an employment agreement with Mr. Goldwasser, which we refer to as the Goldwasser Agreement, pursuant to which Mr. Goldwasser agreed to serve us as chief financial officer for fiscal year 2018. The initial base salary being $200,000 per annum for working full-time for the period January 1, 2018 through June 30, 2018. Mr. Goldwasser was eligible to receive cash incentive compensation as determined annually by the chief executive officer and the board of directors.

Subsequently, it was agreed that Mr. Goldwasser would continue working full-time with the Company at the same base salary after June 30, 2018.

As set forth in the Goldwasser Agreement, Mr. Goldwasser’s employment was at will, though in the case of termination without cause then (i) we were required to pay Mr. Goldwasser his base salary for twelve (12) months, plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Goldwasser which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable, and (iii) the amounts payable according to this provision shall, at the option of the Company, be paid out either by a lump-sum or paid in equal installments for the remainder of the severance payment period in accordance with our payroll practice. And (iv) at the discretion of the Company, he was required to either continue to work for the Company for a reasonable transition period and/or provide reasonable outside transition assistance as requested for 90 days after employment cessation. If employment was terminated without cause by the Company, or by Mr. Goldwasser for good reason, within the 12 months following a change in control, then, notwithstanding anything to the contrary, all stock options and other stock-based awards held by him would immediately accelerate and become fully exercisable or not forfeitable as of the date of transition.

On February 6, 2019, we announced that Mr. Goldwasser is retiring effective as of February 18, 2019 from his position as chief financial officer and will provide transitional services to the Company for an expected three-month term under a transition and consulting agreement. In connection with Mr. Goldwasser’s retirement, we entered into a consultancy agreement (the “Goldwasser Consulting Agreement”) which provides for, among other things, Mr. Goldwasser’s continuing to provide services to the Company as a consultant in a transitional capacity for an expected term until May 18, 2019. Pursuant to the Goldwasser Consulting Agreement, Mr. Goldwasser will receive a monthly retainer of $10,000 and will continue to be eligible to participate in the Company’s 2018 bonus program. In addition, upon the commencement of his consultancy period, Mr. Goldwasser received 20,000 restricted stock units , all of which will vest upon the conclusion of his consultancy period. Upon the conclusion of his consultancy period, the 8,750 restricted stock units held by Mr. Goldwasser prior to his retirement will vest in full. In addition, notwithstanding anything to the contrary, the unvested portion of the stock option to purchase 40,000 shares of common stock held by Mr. Goldwasser prior to his retirement will continue to vest in accordance with the vesting schedule of his grant.

Should the Goldwasser Consulting Agreement be terminated by the Company for cause before May 18, 2019, no further monthly retainer payments will be owed him after the date of termination, and in addition, his unvested restricted stock units and consultancy RSUs will be forfeited,

Jonathan Naft:

On December 23, 2016, we entered into a new employment agreement with Mr. Naft, which we refer to as the Naft Agreement, pursuant to which Mr. Naft agreed to serve us as vice president and general manager. Mr. Naft’s initial annual base salary under the Naft Agreement of $100,000 was increased to $200,000 in June 2017. This base salary shall be determined annually by our chief executive officer. During the term, which is initially for two years with automatic one-year renewals thereafter, Mr. Naft is eligible to receive cash incentive compensation as determined annually by the chief executive officer and the board of directors. Mr. Naft’s target annual incentive compensation is 50% of his base salary.

As set forth in the Naft Agreement, Mr. Naft’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Mr. Naft an amount equal to 50% of the sum of the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Naft is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, (i) we are required to pay Mr. Naft an amount equal to 75% of the sum of his base salary plus a pro-rata portion of the incentive bonus for the year, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for nine (9) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Outstanding Equity Awards at Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2018:

		Option Awards					Stock Awards
Name	Grant Dates	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Prices	Option Expiration Dates	Number of Shares, or Units of Stock that Have Not Vested	Market Value of Shares, or Units of Stock that Have Not Vested(4)
Paul R. Gudonis	3/18/2015	20,833	—		$0.0016	3/18/2025
	6/29/2016	4,427	1,823	(1)	$1.0496	6/29/2026
	1/2/2018	50,000	30,000	(2)	$3.6500	1/2/2028
	1/2/2018						8,438	$12,151	(3)
Ralph A. Goldwasser	6/29/2016	2,500	—		$1.0496	6/29/2026
	1/11/2017	15,625	—		$1.0496	1/11/2027
	1/2/2018	25,000	15,000	(2)	$3.6500	1/2/2028
	1/2/2018						6,563	$9,451	(3)
Jonathan Naft	7/18/2012	6,250	—		$0.16	7/18/2022
	9/25/2013	6,064	—		$0.0016	9/25/2023
	6/29/2016	2,500	—		$1.0496	6/29/2026
	1/2/2018	12,500	7,500	(2)	$3.6500	1/2/2028

(1)

The options vest 25% on the respective one-year anniversary of the grant date (the “Vesting Commencement Date”) and the remainder shall vest in equal monthly installments over the 36-month period thereafter following the Vesting Commencement Date.

(2)	The options vest in equal monthly installments over a two-year period.
(3)	RSUs vest in equal quarterly installments over a two-year period following the grant date.
(4)

The market value is calculated by multiplying $1.44, the closing price of a share of our common stock on the last trading day of 2018 (December 31, 2018) as reported on NASDAQ, by the number of unvested units.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	723,744	$2.42	505,153

On June 19, 2018, the Company’s Shareholders and the Board of Directors approved the Myomo, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”). The number of shares of common stock available for awards under the 2018 Plan was equal to 706,119 shares which carried over the remaining 86,119 shares available for grant under the 2016 Stock Option and Incentive Plan on April 1, 2018 and an increase of the share reserve by 620,000 shares. On January 1, 2019 and each January thereafter, the number of shares of common stock reserved and available for issuance under the 2018 Plan will cumulatively increase by 4% of the number shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares of common stock determined by management in consultation with members of the Board of Directors, including the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2018, to which we were a party or will be a party, including in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year-end for our last two completed fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

We have adopted a written policy that requires all future transactions between us and any director, director nominee, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below that occurred prior to our initial public offering were entered into prior to the adoption of this written policy but each was approved by our board of directors. Prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to our board of directors, and the transaction was not approved by our board of directors unless a majority of the directors approved the transaction.

GRE Arrangement

We sell our products to an GRE, an orthotics and prosthetics practice whose ownership includes Jonathan Naft, who is an executive officer of our company. We sell to GRE at standard list prices. Sales to GRE during the year ended December 31, 2018 amounted to approximately $306,200. There were no amounts included in accounts receivable at December 31, 2018 due from the related party.

We also obtain consulting and fabrication services from GRE. Charges for these services during the year ended December 31, 2018 amounted to approximately $530,300. Included in accounts payable and accrued expenses at December 31, 2018 is $54,300 due to the related party.

Agreements with Stockholders

In connection with our preferred stock financings, we entered into shareholder agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our preferred stock and certain holders of our common stock. These stockholder agreements terminated upon the closing of our initial public offering in June 2017, except for the registration rights granted under our investors’ rights agreement.

Indemnification Agreements

We have agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Participation in our Initial Public Offering and Concurrent Private Placement

Certain of our officers, directors and 5% stockholders purchased an aggregate of 296,383 shares of our common stock in our initial public offering and the concurrent private placement, as described below.

		Private Placement (2017)		Initial Public Offering
Name of Beneficial Owner	Subject to Lock Up	Aggregate Purchase Price	Number of Shares	Aggregate Purchase Price	Number of Shares
Paul R. Gudonis	Yes	$—	—	$105,000	14,000
Jonathan Naft	Yes	52,500	10,000	—	—
Thomas F. Kirk	Yes	105,000	20,000	—	—
Steve Sanghi	Yes	500,000	95,238	—	—
James Atwood, Jr.	Yes	250,005	47,620	—	—
Pelmea LP	Yes	250,000	47,619	—	—
MGC Venture Partners 2013, L.P.	Yes	100,002	19,048	—	—
Byron Smith	No	75,002	14,286	—	—
Joe Cook III	No	75,002	14,286	—	—
Steve Singleton	No	75,002	14,286	—	—

In November 2017, the selling agent in our initial public offering released all lockup restrictions with respect to shares of our common stock, including those held by the holders described in the table above.

Participation in our December 2017 Offering

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, purchased an aggregate of 285,000 of shares of our common stock and accompanying warrants in our December 2017 offering for an aggregate of $684,000 in gross proceeds. The underwriting discount for the securities sold to such purchasers was the same as the underwriting discount for the securities sold to the public.

	December 2017 Offering
Name of Beneficial Owner	Aggregate Purchase Price	Number of Shares
Paul R. Gudonis	$24,000	10,000
Ralph A. Goldwasser	36,000	15,000
Thomas F. Kirk	24,000	10,000
Steve Sanghi	600,000	250,000

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 27, 2019. Such proposals must be delivered to our Corporate Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge, MA 02142.

ANNUAL MEETING OF MYOMO, INC.

Date:	Wednesday, June 5, 2019
Time:	9:00 a.m. (Eastern Time)
Place:	Goodwin Procter, 100 Northern Avenue, Boston, MA 02210

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR the nominees listed in proposal 1 and for proposal 2.

1:	To elect two class II directors named below to hold office until the 2022 Annual Meeting of Stockholders.

Nominees:

01 Steve Sanghi

02 Amy Knapp

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Myomo, Inc.

to be held on Wednesday, June 5, 2019

for Holders as of April 8, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/MYO	866-509-2158

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Paul Gudonis and David Henry, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Myomo, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEM 2 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

PROXY TABULATOR FOR MYOMO, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903